Exhibit 10.17

EXECUTION VERSION

AMENDED AND RESTATED OPERATING AGREEMENT

OF

SCHILLING ROBOTICS, LLC,

a Delaware Limited Liability Company

THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS AGREEMENT IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH HEREIN.

Effective as of December 26, 2008

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AMENDED AND RESTATED OPERATING AGREEMENT

OF

SCHILLING ROBOTICS, LLC,

a Delaware Limited Liability Company

THIS AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”) is made and effective as of December 26, 2008 (the “Effective Date”), by and among the Persons who have executed a counterpart of this Agreement as of the Effective Date, and those other Persons who from time to time pursuant to this Agreement execute a counterpart of this Agreement and are admitted to the Company as Members. Each signatory to this Agreement is a “Party” to this Agreement.

RECITALS

A. A certificate of formation for the Company has previously been filed with the Secretary of State of Delaware.

B. The Company is currently governed by the Limited Liability Company Operating Agreement as Amended dated effective as of December 28, 2007 (the “Existing Agreement”) entered into by Schilling Robotics Newco, LLC a Delaware limited liability company (“Newco LLC”) as sole Member.

C. Newco LLC transferred 55 Units in the Company to Schilling Robotics, Inc., a Delaware corporation (“Inc.”) pursuant to a Purchase Agreement by and among the Company, Newco LLC and Inc., dated as of December 28, 2007.

D. The Parties desire to amend and restated the Existing Agreement in its entirety to reflect (i) the transfer of 42 Units in the Company by Inc. to FMC Technologies, Inc., a Delaware corporation (“FMC”), (ii) the transfer of one tenth of one (0.1) Unit by Inc. to Tyler Schilling, (iii) the issuance of Class A-1 Units to FMC and (iv) otherwise as provided in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants, rights and obligations set forth herein, the benefits to be derived therefrom and other good and valuable consideration, the receipt and the sufficiency of which each Member acknowledges, the Members hereby adopt as Operating Agreement for the Company as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions. As used in this Agreement, the following terms have the following meanings:

(a) “Accredited” means a Person who meets the qualifications of an “accredited investor” set forth in Rule 501 of Regulation D promulgated under the Securities Act.

(b) “Act” shall mean the Delaware Limited Liability Company Act, Delaware Code Title 6, Sections 18-601 et seq., as amended from time to time.

(c) “Actual Tax” of a Member for any fiscal year shall mean the amount of federal, state and local income tax that would be payable by the Member with respect to the taxable income from the Company allocable to the Member for the fiscal year of the Company if the Member were subject on such income to: (a) the highest combined marginal rate of federal and state income tax applicable to individuals subject to taxation in the state of California plus (b) the highest rate to which an S corporation is subject to income tax under the California Revenue and Taxation Code.

(d) “Adjusted Capital Account” means the Capital Account maintained for each Member, (a) increased by any amounts that such Member is obligated to restore or is treated as obligated to restore under Treasury Regulation Sections 1.704 1(b)(2)(ii)(c), 1.704 2(g)(1) and 1.704 2(i)(5) and (b) decreased by any amounts described in Treasury Regulation Sections 1.704 1(b)(2)(ii)(d)(4), (5) and (6) with respect to such Member.

(e) “Affiliate” means, with respect to a Person, another Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

(f) “Agreement” has the meaning given such term in the first paragraph of this Agreement.

(g) “Assignee” means a person to whom a Membership Interest has been assigned in accordance with the terms of this Agreement but who has not been admitted as a Member in accordance with the terms hereof.

(h) “Audit Committee” has the meaning set forth in Section 6.13.

(i) “Board” means the Board of Directors of the Company, composed of the individuals designated pursuant to Section 6.2.

(j) “Book Value” means, with respect to any Company property, the Company’s adjusted basis for federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted by Treasury Regulation Sections 1.704-1(b)(2)(iv)(d)-(g).

(k) “Bring Along Right” is defined in the Unitholders Agreement.

(l) “Business Day” means any day other than a Saturday, a Sunday or a holiday on which banks in the State of California are closed for business.

(m) “Capital Account” shall have the meaning set forth in Section 4.1.

(n) “Capital Contribution” means the contribution made by a Member to the capital of the Company, whether in cash, in other property or otherwise, pursuant to the terms and conditions of this Agreement. The amount of any Capital Contribution shall be the amount of cash and the fair market value of any other property so contributed (as determined by the Board in its reasonable good faith judgment).

(o) “Certificate” shall have the meaning set forth in Section 2.1.

(p) “Chairman of the Board” has the meaning set forth in Section 7.2

(q) “Chief Executive Officer” has the meaning set forth in Section 7.3.

(r) “Chief Financial Officer” has the meaning set forth in Section 7.7.

(s) “Class” means a class of Units.

(t) “Class A Unit” has the meaning set forth in Section 3.1(a). The Company shall have 100 authorized Class A Units or such greater number as is determined from time to time by the Board. Any or all rights and preferences of the Holders of the Class A Units may be waived or amended from time to time, in whole or in part, by the consent of the Holders representing a majority of the then outstanding Class A Units.

(u) “Class A Unit Holder” means a Person holding at least a fraction of a Class A Unit.

(v) “Class A-1 Liquidation Preference” has the meaning set forth in Section 4.2(c)(ii).

(w) “Class A-1 Unit” has the meaning set forth in Section 3.1(a). The Company shall have 5.45 authorized Class A-1 Units or such greater number as is determined by the Board. Any or all of the rights and preferences of the Holders of the Class A-1 Units may be waived or amended from time to time, in whole or in part, by the consent of the Holders representing a majority of the then outstanding Class A-1 Units.

(x) “Class A-1 Unit Holder” means a Person holding one or more Class A-1 Units.

(y) “CPR” is defined in Section 15.12(a).

(z) “Code” means the United States Internal Revenue Code of 1986, as amended, and any successor statute.

(aa) “Company” means Schilling Robotics, LLC, a Delaware limited liability company.

(bb) “Company Adjustment Payment” has the meaning set forth in the Securities Purchase Agreement.

(cc) “Company Asset(s)” means any and all property and assets, whether real or personal, tangible or intangible, or otherwise of the Company.

(dd) “Company Minimum Gain” has the meaning set forth for “partnership minimum gain” in Treasury Regulation Section 1.704-2(d).

(ee) “Compensation Committee” has the meaning set forth in Section 6.14.

(ff) “Confidential Information” has the meaning set forth in Section 8.17.

(gg) “Corporation” has the meaning set forth in Article XIII.

(hh) “Covered Person” means each current and former Member, the tax matters partner, Director, Officer and each of their respective Affiliates, officers, directors, liquidators, partners, stockholders, managers, members and employees, in each case whether or not such Person continues to have the applicable status referred to above.

(ii) “Director” shall have the meaning set forth in Section 6.2.

(jj) “Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year, except that if the book value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning book value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning book value using any reasonable method selected by the Board.

(kk) “Distributable Cash Flow” means, for any period, all cash received by the Company from all sources during such period, minus the sum of (i) all expenditures paid by the Company during the period (excluding depreciation or other noncash expenses, but including capital expenditures), (ii) amortization of principal of indebtedness for borrowed money of the Company for the period and (iii) such additions to the reserves of the Company for contingencies, working capital or future expansion needs as the Board may reasonably determine to be necessary. Notwithstanding the preceding sentence, Capital Contributions shall not be taken into account in computing Distributable Cash Flow for any period.

(ll) “Distribution” means each distribution made by the Company to a Member or other Holder of Units, whether in cash, property or any Security of the Company and whether by dividend, liquidating distributions or otherwise; provided that neither of the following shall be a Distribution: (a) any redemption or repurchase by the Company of any Membership Interest, Unit or other Security for any reason (after which such Unit, Membership Interest or Security shall cease to be outstanding) or (b) any recapitalization or exchange of any Units, or any subdivision (by unit split, unit dividend or otherwise) or any combination (by reverse unit split or otherwise) of any outstanding Units. For the purposes of this Agreement, the amount of a distribution of property or any Security shall equal the fair market value of such property or Security (determined by the Board in its reasonable good faith judgment).

(mm) “Effective Date” has the meaning set forth in the first paragraph of this Agreement.

(nn) “Entity” means any partnership, corporation, association, cooperative, joint stock company, trust, limited liability company, business trust, joint venture, unincorporated organization, employee benefits plan and governmental entity (or any department, agency or political subdivision thereof).

(oo) “Equity Securities” has the meaning set forth in Section 3.5.

(pp) “Estimated Tax” means the then most current estimate of the Actual Tax, as made in good faith by the Board.

(qq) “Fiscal Year” of the Company means the Company’s annual accounting period ending in December of each year or such other date as may be required by the Code or determined by the Board.

(rr) “FMC” means FMC Technologies, Inc., a Delaware corporation.

(ss) “FMC Director” has the meaning set forth in Section 6.2(a).

(tt) “FMC Liquidation Preference” has the meaning set forth in Section 4.2(d)(i).

(uu) “GAAP” means United States generally accepted accounting principles, consistently applied.

(vv) “Holdback Amount” has the meaning set forth in the Securities Purchase Agreement.

(ww) “Holder” means any Person holding Units (or any fraction of a Unit) of the Company.

(xx) “Inc.” has the meaning set forth in Recital C.

(yy) “Inc. Liquidation Preference” has the meaning set forth in Section 4.2(b).

(zz) “Incorporation Plan” has the meaning set forth in Article XIV.

(aaa) “Indebtedness” means (a) all indebtedness, whether or not contingent, for borrowed money or for the deferred purchase price of property or services, (including but not limited to amounts referred to by the Company as equipment debt, AR debt, and “growth capital” debt), (b) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (c) all obligations under financing leases or letters of credit, (d) all obligations in respect of acceptances issued or created, (e) all liabilities secured by any lien on any property,

(f) all non compete payments due to owners of businesses acquired by the Company and (g) all guarantee obligations, in each case including the principal amount thereof, any accrued interest thereon and any prepayment premiums or fees or termination fees with respect thereto, provided, however, that trade payables and accruals incurred in the ordinary course of business shall not be considered Indebtedness hereunder.

(bbb) “Indemnifying Member” has the meaning set forth in Section 15.9.

(ccc) “Liquidation Event” means any of the following: (a) any voluntary or involuntary liquidation, dissolution or winding up of the Company, (b) merger or consolidation of the Company into or with another entity (other than a merger or consolidation in which the holders of interests of the Company immediately prior to such merger or consolidation continue to hold a majority of the outstanding voting power of such surviving entity), (c) the sale, conveyance, lease, exclusive license or transfer of all or substantially all of the assets of the Company, or (d) any purchase of shares of Membership Interests of the Company (either through a negotiated Membership Interest purchase or a tender for such membership interests) by any Person or group that did not beneficially own a majority of the outstanding Class A and Class A-1 Units of the Company immediately prior to such purchase, the effect of which is that such Person or group beneficially owns at least a majority of such Units immediately after such purchase. A Section 351 Transaction is not a Liquidation Event.

(ddd) “Major Holder” has the meaning set forth in Section 3.6.

(eee) “Member” means any Person executing this Agreement as of the date of this Agreement as a member or hereafter admitted to the Company as a member in accordance with this Agreement and the Act, but does not include any Person who has ceased to be a member of the Company or who no longer owns any Units or fraction of a Unit. The Members shall collectively constitute the “members” (as that term is defined in the Act) of the Company.

(fff) “Member Nonrecourse Debt Minimum Gain” has the meaning set forth for “partner nonrecourse debt minimum gain” in Treasury Regulation Section 1.704-2(i).

(ggg) “Membership Interest” means the rights of a Member in distributions (liquidating and otherwise) and allocations of the Net Profit, Net Loss, items thereof and credits of the Company. Membership Interests shall be divided into Class A Units, Class A-1 Units, and such other Units, if any, as authorized by the Board.

(hhh) “Net Profit” and “Net Loss” means, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Section 703(a) of the Code but with the following adjustments:

(i) Items allocated pursuant to Section 5.4(c) shall not be included in such taxable income or loss;

(ii) Items required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in such taxable income or loss;

(iii) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profit or Net Loss pursuant to this paragraph shall be added to such taxable income or loss;

(iv) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures pursuant to § 1.704-1(b)(2)(iv)(i) of the Treasury Regulations and not otherwise taken into account in computing Profits or Losses shall be subtracted from such taxable income or loss;

(v) In the event book value of any Company Asset is adjusted pursuant to Section 4.1(c) of this Agreement, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profit or Net Loss;

(vi) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year;

(vii) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the book value of the property disposed of (adjusted for accumulated Depreciation with respect to such property), notwithstanding that the adjusted tax basis of such property differs from its book value; and

(viii) To the extent that § 1.704-1(b)(2)(iv)(m)(2) or (4) of the Treasury Regulations requires an adjustment to the adjusted tax basis of any Company Asset pursuant to Section 734(b) or Section 743(b) of the Code to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Membership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the assets) from the disposition of the asset for purposes of computing Net Profit or Net Loss and adjusting the Members’ Capital Accounts.

(iii) “Newco LLC Liquidation Preference” has the meaning set forth in Section 4.2(a).

(jjj) “Newco LLC” has the meaning set forth in Recital B.

(kkk) “New Securities” means Securities issued by the Company after the Effective Date.

(lll) “Nonrecourse Deductions” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(1).

(mmm) “Offer Notice” has the meaning set forth in Section 3.6(a).

(nnn) “Person” has the meaning set forth in the Act.

(ooo) “Proceeding” has the meaning set forth in Section 9.2.

(ppp) “Qualified Public Offering” means a firm commitment underwritten public offering pursuant to an effective registration statement on Form S-1 or Form SB-2 (or a successor form) under the Securities Act covering the offer and sale of stock with aggregate proceeds to the Company (prior to underwriters’ commissions and expenses) of not less than $50,000,000.

(qqq) “Remaining Securities” has the meaning set forth in Section 3.6(b).

(rrr) “Secretary” has the meaning set forth in Section 7.6

(sss) “Section 351 Transaction” has the meaning set forth in Article XIII.

(ttt) “Security” means and includes common and preferred stock (including warrants, rights, put and call options and other options relating thereto or any combination thereof), notes, bonds debentures, trust receipts and other obligations, instruments or evidences of indebtedness, and other property or interests commonly regarded as securities (including cash and bank deposits).

(uuu) “Securities Act” means the Securities Act of 1933, as amended.

(vvv) “Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of December 24, 2008, by and among Inc., the Company, FMC and Tyler Schilling.

(www) “Schilling” means Tyler Schilling, an individual.

(xxx) “Schilling Parties” means Schilling Robotics, Newco LLC and Schilling.

(yyy) “Schilling Robotics, Inc.” means Schilling Robotics, Inc. a Delaware corporation.

(zzz) “Tag-Along Right” is defined in the Unitholders Agreement.

(aaaa) “Tax” or “Taxes” means federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, estimated, value added and other taxes of any kind whatsoever (including, without limitation, deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not.

(bbbb) “Transaction Documents” means this Agreement, the Securities Purchase Agreement and the Unitholders Agreement.

(cccc) “Transfer” means any sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest or other direct or indirect disposition or encumbrance of an interest (including, without limitation, by operation of law) or the acts thereof. The terms “Transferee,” “Transferred,” and other forms of the word “Transfer” shall have correlative meanings.

(dddd) “Treasury Regulations” means the United States income tax regulations promulgated under the Code and effective as of the date hereof. Such term shall, at the Board’s sole discretion, be deemed to include any future amendments to such regulations and any corresponding provisions of succeeding regulations (whether or not such amendments and corresponding provisions are mandatory or discretionary).

(eeee) “Unit” means any or all of a Class A Unit, a Class A-1 Unit and any other Class of Unit authorized by the Board as the context may require.

(ffff) “Unitholders Agreement” means that certain Unitholders Agreement, dated as of the date of this Agreement by and between FMC and Inc.

(gggg) “USAA” is defined in Section 15.12(a).

(hhhh) “Vice Presidents” has the meaning set forth in Section 7.5.

1.2 Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter. All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Schedules are to schedules attached hereto, each of which is made a part hereof for all purposes.

ARTICLE II

ORGANIZATION

2.1 Formation. The Company, under the name “Schilling Robotics, LLC” was organized as a Delaware limited liability company by the filing of a Certificate of Formation (the “Certificate”) under and pursuant to the Act. The rights and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement, to the extent permitted by the Act, shall control.

2.2 Name. The name of the Company is “Schilling Robotics, LLC,” and all business of the Company shall be conducted under that name or such other name that the Board may select from time to time in compliance with applicable law.

2.3 Registered Office; Registered Agent; Principal Office; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the Board may designate from time to time in the manner provided by law. The principal office of the Company shall be at such place as the Board may designate from time to time, which need not be in the State of Delaware, and the Company shall maintain its records there. The Company may have such other offices as the Board may designate from time to time.

2.4 Purposes. The purpose of the Company shall be to engage in any lawful activity or business with the exception of the business of granting policies of insurance, or assuming insurance risks or banking, and to engage in any other lawful activities which are not prohibited by the Act or the laws of any jurisdictions in which the Company engages in business. The foregoing shall be construed as a statement of purposes and not legal authority, and the Company shall have all necessary authority to perform such acts as permitted by law pursuant to this Agreement.

2.5 Foreign Qualification. The Board shall cause the Company to comply with all requirements necessary to qualify the Company as a foreign limited liability company in such jurisdictions in which the Company engages or proposes to engage in business if required by applicable law. At the request of the Board, each Member shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

2.6 Term. The term of the Company commenced on the date the Certificate was filed with the office of the Secretary of State of Delaware and shall be perpetual in such Certificate, if any, unless earlier terminated and dissolved pursuant to Section 13.1 of this Agreement.

2.7 No State-Law Partnership. The Members intend that the Company shall not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member or the Company shall be a partner or joint venturer of any other Member or the Company, for any purposes other than federal and, if applicable, state and local tax purposes, and this Agreement shall not be construed to the contrary. The Members intend that the Company shall be treated as a partnership for federal and, if applicable, state and local income tax purposes, and each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

ARTICLE III

MEMBERSHIP INTERESTS; UNITS; CONVERSION; REDEMPTION; VOTING

3.1 Membership Interests. The Company’s Membership Interests shall be divided into Class A Unit Interests (each a “Class A Unit”), Class A-1 Interests (each a “Class A-1 Unit”), and each other Unit Interest, if any, as determined by the Board. Each Holder of Class A Units shall be entitled to the distributions and other payments and rights as are prescribed for Holders of Class A Units by this Agreement. Each Holder of Class A-1 Units shall be entitled to the distributions and other payments and rights as are prescribed for Holders of Class A-1 Units by this Agreement. The rights of a Unit shall be applied to a fraction of a Unit in proportion to such fraction of a Unit held. When a Person is admitted as a new Member after the Effective Date in accordance with the provisions of this Agreement, such Person shall execute a counterpart to this Agreement and the name of such Person along with the Capital Contribution and type and number of Units owned by such Person shall be added to the books and records of the Company.

3.2 Liability of Members. Except as expressly set forth in this Agreement or the Act, no Member shall have any personal liability whatsoever in the Member’s capacity as a Member, whether to the Company, to any of the other Members, to the creditors of the Company or to any other third party, for the debts, liabilities, commitments or any other obligations of the Company or for any losses of the Company. Each Member hereby consents to the exercise by the Board and the Company’s officers of the powers conferred on them by this Agreement. No Member shall take, or cause to be taken, any action that would result in any other Member having any personal liability for the obligations of the Company.

3.3 No Authority to Bind Company. No Member (in such Person’s capacity as a Member) shall have the authority or power to represent or act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditures or incur any obligations on behalf of the Company (unless such Member is an officer or Director of the Company authorized to do such act, make such expenditure or incur such expenditure and such Member is acting in such capacity).

3.4 Voting Rights. With respect to any matter to be voted on by the Members in general (without respect to Class of Unit), each Member shall be entitled to one vote per Unit held. With respect to matters to be voted on by Members by Class of Unit, each Member holding Class A Units shall be entitled to one vote per Class A Unit, and each Member holding Class A-1 Units shall be entitled to one vote per Class A-1 Unit. There shall be no cumulative voting for any purpose, including, without limitation, in the election of Directors.

3.5 Issuance of Additional Units and Interests. Subject to Section 3.6 and Section 8.10, the Board shall have the right to cause the Company to issue (a) additional Units in the Company (including other Classes thereof having different rights beyond those Class A Units and Class A-1 Units), (b) obligations, evidences of indebtedness or other Securities or interests convertible or exchangeable into Units and (c) warrants, options or other rights to purchase or otherwise acquire Units (collectively, “Equity Securities”); provided that at any time following the date hereof, the Company shall not issue Units to any Person unless such Person shall have executed a counterpart to this Agreement and provided such information as is required by the Board. Upon execution of any such counterpart, such Person shall become a Member under this Agreement.

3.6 Preemptive Right. Subject to the terms of this Article III and applicable securities laws, if the Company proposes to offer or sell any Equity Securities, the Company shall give each Holder of at least five (5) Units and who is Accredited (each a “Major Holder”) the right to purchase such Major Holder’s pro rata share (or any part thereof) of such Equity Securities, on the same terms as the Company is willing to sell such Equity Securities to any other Person or Entity. A Major Holder’s pro rata share of the Equity Securities shall be equal to the proportion that the number of Units held by such Major Holder bears to the number of Units held by all of the Major Holders on the date of the Company’s written notice referred to in Section 3.6(a) below. A Major Holder shall be entitled to apportion this right of first offer among itself and its Affiliates in such proportions as it deems appropriate.

(a) Notice; Exercise of Right. Prior to any sale or issuance by the Company of any Equity Securities, the Company shall give notice (the “Offer Notice”) to each Major Holder of its intention to sell and issue such Equity Securities, setting forth (i) the terms and conditions under which it proposes to make such sale (including the price and the proposed issuance date), (ii) the amount, kind and type of Equity Securities to be included in the issuance, including the designations, preferences, rights, powers and duties to be attached to such Equity

Securities and (iii) the identity of the proposed purchaser, and shall offer to such Major Holder the opportunity to purchase its pro rata share (which pro rata share shall be calculated as of the date of such notice) of such Equity Securities at the same price, and on the same terms and conditions and at the same time as the Equity Securities are proposed to be issued by the Company. Within twenty (20) days after receipt of the Offer Notice, each Major Holder shall notify the Company whether or not such Major Holder desires to purchase its pro rata share, or any part thereof, of the Equity Securities so offered. If any Major Holder notifies the Company of its desire to purchase its pro rata share of such Equity Securities, the closing of the sale shall occur within sixty (60) days of the date that the Offer Notice is given or, if later, the closing date for the proposed sale of such Equity Securities to third parties.

(b) Permitted Sales. With respect to any Equity Securities that are not subscribed for by Major Holders after the end of the twenty (20) day period specified in Section 3.6(a) (“Remaining Securities”), the Company may, during a period of ninety (90) days following the end of such period, offer and sell such Remaining Securities to other Persons or Entities upon the terms and conditions not less favorable to the Company than those set forth in the notice to the Major Holders. In the event the Company has not issued and sold all of the Remaining Securities within said 90-day period, the Company shall not thereafter issue or sell any Equity Securities without first offering such securities to the Major Holders pursuant to this Section 3.6.

(c) Exceptions. The preemptive rights contained in this Section 3.6 shall not apply to issuances by the Company (i) of Class A-1 Units pursuant to the Securities Purchase Agreement, (ii) pursuant to a Qualified Public Offering, (iii) to any person that is not a Member or an Affiliate thereof as consideration in any acquisition by the Company or any of its subsidiaries of the assets or Securities of another entity (including in connection with a joint venture, strategic investment and/or acquisition of technology or intellectual property) that is approved in accordance with this Agreement, or (iv) in connection with any split, distribution or recapitalization of the Company.

ARTICLE IV

CAPITAL ACCOUNTS

4.1 Establishment and Determination of Capital Accounts.

(a) A Capital Account shall be maintained for each Member in accordance with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder. The Capital Account balances of the Members as of the Effective Date are as set forth on the books and records of the Company as of the Effective Date.

(b) Each Member’s Capital Account shall be:

(i) increased by the Capital Contributions made by such Member from and after the date of this Agreement;

(ii) increased by items of income or gain which are allocated to such Member under Article V;

(iii) decreased by the items of loss and deduction which are allocated to the Member under Article V; and

(iv) decreased by the amount of any cash and the fair market value of any Company Asset distributed to such Member (net of any liability assumed by the Member or to which the distributed property is subject).

(c) If a Company Asset other than cash is distributed to one or more Members, the value of such property shall be restated on the books of the Company at its fair market value immediately prior to such distribution and the separate Capital Accounts of each Member shall be restated to reflect such adjustment, determined as if the Company had sold such Company Asset for its fair market value and the resulting gain or loss had been credited or charged to the Members’ Capital Accounts as provided in this Agreement. Following such adjustment to the Company’s books, the separate Capital Accounts of the Members receiving the distributions shall be adjusted to reflect the amount of the distribution.

(d) If from and after the Effective Date, a Person is admitted to the Company as an additional Member, money or property is contributed to the Company in other than a de minimis amount in exchange for a Membership Interest, or money or property is distributed to a Member in exchange for a Membership Interest, the Board shall cause the book value of Company Assets to be restated on the Company’s books to their respective fair market values, and the unrealized gain or loss inherent in each Company Asset which has not previously been taken into account under this subsection (d) shall be reflected in the separate Capital Accounts of the Members, determined by allocating such unrealized gain or loss to the Members as if there had been a taxable disposition of the Company Asset at its fair market value on such date. The fair market value of Company Assets shall be determined in good faith by the Board.

(e) Upon a permitted transfer of any Membership Interest in accordance with the terms of this Agreement, the Assignee shall succeed to the Capital Account and Capital Account balance of the transferor which is attributable to such Membership Interest.

(f) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with and shall be applied in accordance with §§ 1.704-1(b) and 1.704-2 of the Treasury Regulations.

4.2 Capital Contributions.

(a) Newco LLC has previously made Capital Contributions to the Company and been issued 45 Units. As of the Effective Date, those Units are converted into 45 Class A Units and pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f) the Capital Account balance of Newco LLC is restated to be $95,142,857 (the “Newco LLC Liquidation Preference”).

(b) Inc. has previously acquired 54.9 Units in the Company and as of the Effective Date has transferred 42 of those Units to FMC. As of the Effective Date, the remaining 12.9 Units held by Inc. are converted into Class A Units and pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f) the Capital Account balance of Inc. with respect to those 12.9 Class A Units is restated to be $27,274,285 (the “Inc. Liquidation Preference”).

(c) Schilling has acquired previously acquired one tenth of one (0.10) Unit in the Company. As of the Effective Date, the 0.10 Unit held by Schilling is converted into 0.10 Class A Unit and pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f) the Capital Account balance of Schilling with respect to such 0.10 Class A Unit is restated to be $211,429.

(d) As of the Effective Date:

(i) FMC has purchased 42 Units from Schilling Robotics, Inc., those purchased Units are converted into Class A Units and pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f) the Capital Account of FMC with respect to those 42 Class A Units is restated to be $88,800,000 (the “FMC Liquidation Preference”); and

(ii) FMC has made a Capital Contribution to the Company of $17,200,000 (the “Class A-1 Liquidation Preference”) in exchange for a credit to its Capital Account in that amount and is issued 5.45 Class A-1 Units. Any amount paid to the Company by FMC pursuant to Section 1.8(c)(ii) of the Securities Purchase Agreement because the Holdback Amount exceeds the Company Adjustment Payment shall be an additional Capital Contribution from FMC for the 5.45 Class A-1 Units and shall increase the Class A-1 Liquidation Preference by the dollar amount paid. Any amount paid by the Company to FMC pursuant to Section 1.8(c)(i) of the Securities Purchase Agreement because the Company Adjustment Payment exceeds the Holdback Amount shall be a distribution to FMC and shall decrease the Class A-1 Liquidation Preference by the dollar amount distributed to FMC. In connection with the issuance of the 5.45 Class A-1 Units and all Contributions to be made by FMC pursuant to this Section 4.2(d)(ii), the Company warrants that the Board and management of the Company, will, during the period that FMC continues to hold a majority of the Class A-1 Units, continue to operate the Company in the ordinary course and in conformity with all legal and regulatory requirements including adherence to GAAP.

4.3 Additional Capital Contributions.

(a) Subject to Section 8.10(h), the Board shall have the right to cause the Company to issue New Securities.

(b) No Member shall be required by the terms of this Agreement to make additional Capital Contributions to the Company.

4.4 Withdrawals; Interest. Except as expressly provided in this Agreement or as approved by the Board, no Member or Assignee may withdraw from the Company or receive the return of, or interest on, such Member’s Capital Contributions, Capital Account, or other amounts.

4.5 Loans from Members. Subject to Section 8.10, any Member may make loans to the Company on such terms and conditions as are approved by the Board; provided that such terms and conditions are no more favorable to such lending Member than those which would be agreed to in an orderly transaction with a willing, unaffiliated lender in an arm’s-length transaction. Any loan by a Member to the Company shall not be considered a Capital Contribution. The amount of any such loan shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such loan is made.

4.6 Negative Capital Accounts. No Member shall be required to pay to any other Member or the Company any deficit or negative balance which may exist from time to time in such Member’s Capital Account (including upon and after dissolution of the Company).

ARTICLE V

PRIORITY PAYMENTS; DISTRIBUTIONS; ALLOCATIONS

5.1 Tax Distributions.

(a) Within 10 days after the end of each calendar quarter, the Board shall cause the Company to make a distribution of Distributable Cash Flow to each holder of Units in an amount equal to (i) 80% of the Member’s Estimated Tax for the portion of the Fiscal Year ending on the last day of such quarter, reduced by (ii) the aggregate prior distributions made to the Member pursuant to this Section 5.1(a) and Section 5.2 with respect to such Fiscal Year. A distribution otherwise payable to a Member pursuant to this Section 5.1(a) may be prorated, as determined by the Board, in the case of any Member who is the holder of Units for less than the entire relevant calendar quarter. To the extent distributions made to a Member under this Section 5.1(a) would cause the aggregate distributions of Estimated Tax amounts to be made to the Members in a manner other than based on their respective Units, adjusting distributions shall be made one or Members as necessary so that the aggregate distributions made to the Members under this Section 5.1(a) are made to the Members based on their Units.

(b) Within 90 days after the end of each Fiscal Year, the Board shall cause the Company to make a distribution of Distributable Cash Flow to each holder of Units in an amount equal to (i) the Member’s Actual Tax for the Fiscal Year, reduced by (ii) the aggregate prior distributions made to the Member with respect to such Fiscal Year made pursuant to Sections 5.1(a) and 5.2. Each such distribution shall be accompanied by information concerning the calculation of such Actual Tax distribution. A distribution otherwise payable to a Member pursuant to this Section 5.1(b) may be prorated, as determined by the Board, in the case of any Member who is the holder of Units for less than an entire Fiscal Year. To the extent distributions made to a Member under this Section 5.1(b) would cause the aggregate distributions of Actual Tax amounts to be made to the Members in a manner other than based on their respective Units, adjusting distributions shall be made one or Members as necessary so that the aggregate distributions made to the Members under this Section 5.1(b) are made to the Members based on their Units.

(c) Notwithstanding the provisions of Section 5.1(a) and 5.1(b), no distribution shall be required to be made with respect to:(i) any Fiscal Year (or portion thereof ) ending on or before December 28, 2007 or (ii) any transaction contemplated by the Securities Purchase Agreement.

5.2 Other Distributions. Subject to Section 8.10(b),the Board may from time to time cause the Company to make other distributions of the Company’s Distributable Cash Flow for any period net of any tax distribution pursuant to Section 5.1, but only to the extent that any such distribution does not impair the Company’s ability to make a tax distribution pursuant to Section 5.1 in the current or following quarter. All distributions of Distributable Cash Flow under this Section 5.2 shall be made to the Holders of Units based on their respective Units.

5.3 Periodic Allocations. As of the end of each Fiscal Year of the Company, the Net Loss or Net Profit of the Company for the Fiscal Year shall be determined and allocated among the Members in accordance with this Article V.

5.4 Allocation of Net Profit or Net Loss.

(a) Allocation of Net Profit – In General. Except as provided in Section 5.5, the Net Profit for a Fiscal Year shall be allocated among the Members in the following order of priorities:

(i) First, Net Profits shall be allocated among the Members who were allocated Net Losses pursuant to Section 5.4(b)(ii), and shall be allocated to them in proportion to the Net Losses allocated to them pursuant to Section 5.4(b)(ii) until the aggregate Net Profits allocated to such Members pursuant to this Section 5.4(a)(i) for such Fiscal Year and all prior Fiscal Years is equal to the aggregate Net Losses allocated under Section 5.4(b)(ii) for all prior Fiscal Years; and

(ii) The remaining Net Profit for the Fiscal Year, if any, shall be allocated pro rata among the Holders of Units, based on their respective Units.

(b) Allocation of Net Loss – In General. Except as provided in Section 5.5, the Net Loss for a Fiscal Year shall be allocated among the Members in the following order of priorities:

(i) First, Net Loss shall be allocated among the Holders of Units based upon the excess, if any, of each such Holder’s Adjusted Capital Account balance over such Holder’s Liquidation Preference until all such excesses are reduced to zero; and

(ii) The remaining Net Loss for the Fiscal Year shall be allocated the Holders of Units, based on their respective Units.

(c) Special Allocations. Notwithstanding any other provisions of this Section 5.4, the following special allocations shall be made for each taxable period:

(i) Nonrecourse Deductions for any taxable year shall be allocated to the Members in accordance with their respective Units held.

(ii) Member Nonrecourse Deductions for any taxable year shall be allocated 100% to the Member that bears the Economic Risk of Loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Member bears the Economic Risk of Loss with respect to a Member Nonrecourse Debt, Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such Economic Risk of Loss. This Section 5.4(c)(ii) is intended to comply with the provisions of Treasury Regulation Section 1.704-2(i) and shall be interpreted consistently therewith.

(iii) Notwithstanding any other provision of this Section 6.2, if there is a net decrease in Minimum Gain during any taxable year, each Member shall be allocated items of Company income and gain for such year (and, if necessary, subsequent taxable years) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), (g)(2) and (j)(2)(i). For purposes of this Section 5.4(c), each Member’s Capital Account shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.4 with respect to such taxable year. This Section 5.4(c)(iii) is intended to comply with the partner minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(iv) Notwithstanding the other provisions of this Section 6.2 (other than Section 6.2(c)(iii) above), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any taxable year, any Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such taxable year shall be allocated items of Company income and gain for such year (and, if necessary, subsequent taxable years) in the manner and amounts provided in Treasury Regulation Section 1.704-2(i)(4) and (j)(2)(ii). For purposes of this Section 5.4(c), each Member’s Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.4, other than Section 5.4(c)(iii) above, with respect to such taxable year. This Section 5.4(c)(iv) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement in Treasury Regulation Section 1.704 2(i)(4) and shall be interpreted consistently therewith.

(v) Except as provided in Sections 5.4(c)(iii) and 5.4(c)(iv) above, in the event any Member unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by such Treasury Regulation, the deficit balance, if any, in its Adjusted Capital Account created by such adjustment, allocation or distribution as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 5.4(c)(iii), 5.4(c)(iv) or 5.4(c)(vi).

(vi) In the event any Member has a deficit balance in its Adjusted Capital Account at the end of any taxable year, such Member shall be allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided, however, that an allocation pursuant to this Section 5.4(c)(vi) shall be made only if and to the extent that such Member would have a deficit balance in its Adjusted Capital Account after all other allocations provided in this Section 5.4(c) (other than Section 5.4(c)(v)) have been tentatively made as if Section 5.4(c)(v) and this Section 5.4(c)(vi) were not in this Agreement.

(vii) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts as a result of a distribution in liquidation of a Member’s Interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such provisions.

(d) Allocation of Net Profits or Net Losses from and after a Liquidation Event. Notwithstanding the foregoing and except as provided in Section 5.5, if, upon the final dissolution and termination of the Company and after taking into account all allocations of Net Profit and Net Loss (and items thereof) under this Article V from and after a Liquidation Event, the positive Capital Account balance limits of Section 13.2(a)(iv) would prevent the distribution priority that would otherwise occur under that Section 13.2(a)(iv) without that limit, then gross items of Income (and other tax items) for the taxable year of the Liquidation Event and thereafter, and, to the extent permitted under of the Code, gross items of income (and other tax items) for the immediately preceding taxable year, shall be allocated to the Members to increase or decrease Capital Account balances, as the case may be, so that to the maximum extent possible the final distributions on dissolution and termination of the Company will occur in under the priorities provided for under Section 13.2(a)(iv) as they would occur if there were no positive Capital Account balance limit in Section 13.2(a)(iv).

5.5 Tax Allocations.

(a) Except as otherwise provided in this Section 5.5, the Members’ distributive shares of items of Company taxable income, gross income, gain, loss, deduction, and credit shall be determined according to their respective shares of Net Profits or Net Losses to which such items relate.

(b) Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the Company by a Member shall be allocated among the Members in accordance with Section 704(c) of the Code so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair value as of the date of contribution. If the book value of any Company Asset is adjusted pursuant to Section 4.1(d), subsequent allocations of items of taxable income, gain, loss and deduction with respect to such Company Asset shall take account of any variation between the adjusted book value and its book value immediately before the adjustment in the same manner as under Section 704(c) of the Code. The Company shall adopt the remedial method of allocation described in Treasury Regulation Section 1.704-3 or such other method as reasonably made by the Board in good faith.

(c) Allocations pursuant to this Section 5.5 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profits or Net Losses, distributions, or other Company items pursuant to any provision of this Agreement.

5.6 Changes in Member’s Interests. If during any fiscal period of the Company there is a change in any Member’s Membership Interest the Net Profit, Net Loss, or any other items allocable among the Members under this Article V shall be determined on a daily, monthly, or other basis, as determined by the Board using any permissible method under Section 706 of the Code and the Treasury Regulations promulgated thereunder.

ARTICLE VI

MANAGEMENT OF THE COMPANY

6.1 Management of the Company. Subject to the rights of the Holders of a majority of the Class A-1 Units as set forth in this Agreement, the Board shall have full and exclusive right, power, and authority to manage the affairs of the Company and make all decisions with respect thereto, except for those matters expressly reserved to the Members by this Agreement or the Act. The Board shall have the right, power and authority, in the conduct and management of the business of the Company, to do or cause to be done any and all acts or things deemed by the Board to be necessary, appropriate, or desirable to carry out or further the business of the Company. The right, power, and authority of the Board pursuant to this Agreement shall be liberally construed to encompass all acts and activities in which a limited liability company may engage under the Act. Notwithstanding the foregoing, no Director in his or her individual capacity shall have the authority to manage the Company or approve matters relating to, or otherwise to bind the Company, such powers being reserved to the entire Board acting pursuant to Section 6.10 and to such agents of the Company as are designated by the Board.

6.2 Composition and Election of the Board. The Board shall initially be comprised of six (6) Persons (each, a “Director”). That number may not be increased without the consent of the holders of a majority of the Class A-1 Units.

(a) The Directors shall be elected as follows: two Directors shall be elected by the holders of a majority of the Class A-1 Units (each such Director is an “FMC Director”), and the remaining four (4) Directors shall be elected by the holders of a majority of the Class A Units (each such Director is a “Class A Director”). The names of the Directors constituting the initial Board are set forth on Schedule A hereto. That Schedule shall be amended from time to time by a designee of the Board as necessary to reflect changes in the Persons serving as Directors. Each such Director shall serve until such Director’s successor is elected by the appropriate action of the Person or Persons entitled to elect such Director, as the case may be, or until the Director’s earlier death, disability, resignation or removal. The Person or Persons entitled to elect a Director shall also be entitled to remove that Director and to fill any vacancy that occurs by the death, disability, resignation or removal of such Director.

(b) Any Director may resign at any time upon written notice to the Board. A resignation shall be effective when given unless the notice specifies a different date. Upon the resignation, removal, or death of a Director, the Member or Members entitled to vote for such Director’s successor shall elect the Director’s successor at a special meeting called for such purpose. Directors need not be residents of the State of Delaware or the state of the Company’s principal place of business and need not be Members of the Company.

(c) Prior to and as a condition to appointment or election to the Board of Directors each Director shall execute and deliver to the Company the form of Officer and Director Indemnification Agreement attached hereto as Exhibit B.

6.3 Duties of the Board. Subject to Section 8.19, each Director shall owe the same fiduciary duty to the Company and its Members that such Director would owe to a corporation and its stockholders as a member of the board of directors thereof under the laws of the State of Delaware No Director shall hold a position as an officer or director of any organization listed on Schedule C hereto that requires such Director to owe fiduciary duties to any organization listed on Schedule C hereto without the consent of a majority of the Class A Units and the Class A-1 Units, voting as separate classes.

6.4 Meetings. Regular quarterly meetings of the Board shall be held on the first Tuesday in March, June, September and December, in each year, beginning with the year 2009 or on such other date as shall be fixed by the Board. If the day fixed for the annual meeting shall be a legal holiday in the State of Delaware, such meeting shall be held on the next succeeding business day. The Board may provide, by resolution fixing the time and place thereof, for the holding of additional regular meetings, which may thereafter be held at the designated time and place, without further notice thereof to the Members. Special meetings of the Board may be called by or at the request of the Chairman of the Board, the Chief Executive Officer, or a majority of the Directors.

6.5 Place of Meetings. The Board may designate any place as the place of meeting for any meeting of the Board either within or without the State of Delaware.

6.6 Notice of Special Meetings. Unless waived, written notice of any special meeting, stating the place, day, and hour thereof shall be given by mail, facsimile or e-mail at least two (2) Business Days prior thereto by the person or persons calling the meeting, to each Director. Neither the business to be transacted at, nor the purpose of, any meeting of the Board need be specified in the notice or waiver of notice of such meeting. Attendance of a Director at a meeting shall constitute a waiver of notice of such meeting, except where a Director attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

6.7 Spontaneous Meeting of Board. If all of the Directors meet at any time and place (including telephonically) and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and any Company action which may be taken at a meeting of the Board may be taken at such meeting.

6.8 Quorum. At any meeting of the Board, at least a majority of the authorized number of Directors (which majority must include at least one FMC Director) must be present to constitute a quorum for the transaction of any business which may be taken at such a meeting; provided, however, that in the event a properly noticed meeting of the Board is adjourned for lack of a quorum solely due to the failure of at least one FMC Director to be present, a quorum shall be deemed present at the next properly noticed Board meeting if a majority of the authorized number of Directors is present, irrespective of whether at least one FMC Director is present or not. In the absence of a quorum, any Director present at such meeting in person or by telephone shall have the power to adjourn such meeting until a quorum shall be constituted.

6.9 Voting. Each Director, only if present in person or telephonically at a meeting of the Board, shall be entitled to vote, and each Director shall have one vote upon any matter submitted to a vote at a meeting of the Board; provided, however, that (a) any FMC Director shall be entitled to cast an aggregate of up to two votes at any meeting if (i) the other FMC Director is not present at such meeting and has provided a written proxy to vote at such meeting to the FMC Director who is present at such meeting or (ii) if there is a vacancy in the FMC Directors (for example, if the holders of the Class A-1 Units have only designated one of their two directors, then that one FMC Director may cast a total of two votes on matters presented to the Board) and (b) any Class A Director shall be entitled to cast an aggregate of up to two votes at any meeting if (i) any other Class A Director is not present at such meeting and has provided a written proxy to vote at such meeting to such Class A Director who is present at such meeting) or (ii) if there is a vacancy in the Class A Directors (for example, if the holders of the Class A Units have only designated three of their four directors, then one Class A Director may cast a total of two votes on matters presented to the Board).

6.10 Manner of Acting. Unless otherwise required by the Act or this Agreement, the affirmative vote of a majority of the Directors present at the meeting shall be the act of the Board for all purposes of this Agreement, and no single Director, in the capacity as such, may make any decisions or take any actions on behalf of the Company without the affirmative vote of a majority of the Directors.

6.11 Written Actions. Any action required to be, or which may be, taken by the Board or any committee thereof may be taken without a meeting if consented thereto in a writing setting forth the action so taken and signed by all of the Directors. Such consent shall have the same force and effect as a vote of a majority of the Directors at a meeting, and the execution of such consent by a Director shall constitute attendance or presence in person at a meeting of the Board or any such committee, as the case may be.

6.12 Committees. Subject to Sections 6.13 and 6.14, the Board, by resolution adopted by a majority of the Directors, may designate two (2) or more Directors to constitute a committee; provided however, that at least one FMC Director and one Class A Director shall be members of every committee of the Board, including (a) the Audit Committee and (b) the Compensation Committee. Each such committee, to the extent provided in the resolution, shall have and exercise all of the authority of the Board in the management of the Company; provided, however, that any or all members of each such committee who are Class A Directors may be removed at any time, with or without cause, by vote of a majority of the Class A Directors and any or all members of each such committee who are FMC Directors may be removed at any time, with or without cause, by vote of a majority of the FMC Directors. Unless the Board provides for a greater number, a majority of the members constituting each such committee (which majority must include at least one FMC Director) shall be a quorum and the act of such majority shall be the act of such committee; provided, however, that in the event a properly noticed meeting of a committee of the Board is adjourned for lack of a quorum solely due to the failure of at least one FMC Director to be present, a quorum shall be deemed present at the next properly noticed committee meeting if a majority of the members constituting such committee is present, irrespective of whether at least one FMC Director is present or not.

6.13 Audit Committee. The Company shall have an audit committee (the “Audit Committee”). The Audit Committee shall be a Board Committee and shall be subject to the provisions of Section 6.12. The primary duties of the Audit Committee are to monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting and legal compliance, to monitor the independence and performance of Company’s independent auditors, and to provide an avenue of communication among the independent auditors, management and the Board. The Audit Committee shall perform such other duties as shall from time to time be delegated to the Audit Committee by the Board. The Audit Committee shall consist solely of members of the Board who are not officers or employees of the Company.

6.14 Compensation Committee. The Company shall have a compensation committee (the “Compensation Committee”). The Compensation Committee shall be a Board committee and shall be subject to the provisions of Section 6.12. The Compensation Committee shall have the authority to establish the compensation and benefits for officers of the Company and its subsidiaries, including, without limitation, fixing the cash compensation of such persons, establishing and administering compensation and benefit plans for such persons and determining awards thereunder, and entering into (or amending existing) employment and compensation agreements with any such persons. The Compensation Committee shall perform such other duties as shall from time to time be delegated to the Compensation Committee by the Board.

6.15 Specific Authority of the Board. Subject to the rights of the holders of a Majority of the Class A-1 Units, the following actions of the Company (or the approval of such actions by the Company in its capacity as a holder of any Subsidiaries’ equity interests) shall be taken only by the affirmative vote, consent or approval of a majority of the Directors:

(a) The making of any distribution by the Company pursuant to Section 5.2;

(b) The issuance by the Company of any additional Units, Securities, equity interests or debt of the Company;

(c) The hiring or termination of officers of the Company;

(d) Agreeing to sell the Company or a controlling interest in the Company, merge the Company with any other Entity, or sell or exclusively license all or substantially all of the Company’s assets; and

(e) Making any acquisition of any stock or other Securities of another entity unless it is a wholly-owned entity of the Company.

6.16 Compensation. Each Director shall be reimbursed for the reasonable expenses, if any, incurred by the Director in attending each meeting of the Board, and shall be paid such compensation, if any, as the Board may determine from time to time; provided however, that no FMC Director or any Director who is also an employee of the Company shall receive any compensation from the Company for that person’s service as a Director prior to a Qualified Public Offering.

6.17 Telephonic Participation in Meetings. Directors may participate in any meeting of the Board through telephonic or similar communications equipment by means of which all Directors participating in the meeting can hear one another, and such participation shall constitute presence in person at such meeting.

6.18 Subsidiaries. The holders of a majority of the Class A-1 Units shall have the right to designate at least one FMC Director as a director of any Subsidiary and any actions by the board (or equivalent) of any Subsidiary shall require a majority of the votes cast on such matter, including at least one vote from such FMC Director.

ARTICLE VII

OFFICERS

7.1 Designation of Officers. The Board may, from time to time, designate one or more individuals to be officers of the Company. No officer need be a resident of the State of Delaware or a Member. Any officers so designated shall have such authority and perform such duties as the Board may, from time to time, prescribe or as may be provided in this Agreement. The Board may assign titles to particular officers. Unless the Board otherwise specifies, if the title is one commonly used for officers of a business corporation, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made to such officer by the Board pursuant to this Section 7.1. Each officer shall hold office until the officer’s successor shall be duly designated and shall qualify or until the officer’s death or until the officer shall resign or shall have been removed. Any number of offices may be held by the same individual. The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed from time to time by the Board. The current officers of the Company are set forth on Schedule B hereto.

7.2 The Chairman of the Board. The “Chairman of the Board”, if any, shall be selected by a majority of the Board; and shall, subject to the direction of the Board, perform such executive, supervisory and management functions and duties as may be assigned to him from time to time by the Board. The Chairman of the Board, if present, presides at all meetings of the Board.

7.3 Chief Executive Officer. The “Chief Executive Officer” shall be the chief executive officer of the Company and shall, subject to the control of the Board, have general supervision, direction and control of the business and the other officers of the Company. The Chief Executive Officer shall have the general powers and duties of management usually vested in the office of chief executive officer of a corporation formed under the Delaware General Corporation Law, and shall have such other powers and duties as may be prescribed by the Board or this Agreement.

7.4 President. The “President” shall be the chief operating officer of the Company and shall have general supervision, direction and control of the business and the other officers of the Company (other than the Chief Executive Officer). In the absence of the Chief Executive Officer, the President shall perform the duties of the Chief Executive Officer, and when so acting shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer. The President shall have such other powers and duties as may be prescribed by the Chief Executive Officer, the Board or this Agreement.

7.5 Vice Presidents. In the absence or disability of the President, the “Vice Presidents”, if any, in order of their rank as fixed by the Board, or, if not ranked, a vice president designated by the Board, shall perform all the duties of the President, and when so acting shall have all the powers of, and be subject to all the restrictions upon, the President. The Vice Presidents shall have such other powers and perform such other duties as from time to time may be prescribed for them respectively by the Board, this Agreement, the Chief Executive Officer or the President.

7.6 Secretary. The “Secretary” shall keep or cause to be kept, at the principal executive office or such other place as the Board may direct, a book of minutes of all meetings and actions of the Members and the Board, with the time and place of holding, whether regular or special, and, if special, how authorized, the notice given, the names the Members or members of the Board present or represented at such meetings, and the proceedings thereof. The Secretary shall keep, or cause to be kept, at the principal executive office or at the office of the Company’s transfer agent or registrar, as determined by resolution of the Board, the registers provided for in Section 11.3. The Secretary shall give, or cause to be given, notice of all meetings of the Members or Board required by this Agreement or by applicable law to be given, and the Secretary shall keep the seal of the Company, if one be adopted, in safe custody, and shall have such other powers and perform such other duties as may be prescribed by the Board, this Agreement, the Chief Executive Officer or the President.

7.7 Chief Financial Officer. The “Chief Financial Officer” shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Company, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, Capital Accounts and Membership Interests. The books of account shall at all reasonable times be open to inspection by any Member and Director. The Chief Financial Officer shall deposit all cash and other valuables in the name and to the credit of the Company with such depositories as may be designated by the Board. The Chief Financial Officer shall disburse the funds of the Company as may be ordered by the President, shall render to the President and any Members and any Director, whenever they request it, an account of all of the Chief Financial Officer’s transactions as the Chief Financial Officer and of the financial condition of the Company, and shall have other powers and perform such other duties as may be prescribed by the Board, this Agreement, the Chief Executive Officer or the President.

7.8 Powers of Execution.

(a) All checks and other demands for money and notes and other instruments for the payment of money shall be signed on behalf of the Company by the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer or such other officer or officers or by such other Person or Persons as the Board may from time to time designate. The signature of any such officer or other Person may be a facsimile if so authorized by the Board.

(b) All contracts, deeds and instruments may be signed on behalf of the Company by the Chairman of the Board, the Chief Executive Officer, the President, by any Vice President or by such other Person or Persons as the Board may from time to time designate.

(c) Subject to Section 6.18, all shares of stock, partnership interests, limited liability company interests or other interests or Securities owned by the Company in any other

Entity shall be voted or represented, as the case may be, on behalf of the Company by the Chairman of the Board, the Chief Executive Officer, the President or such other Person or Persons as shall be prescribed by the Board.

(d) The officers, to the extent of their powers set forth in this Agreement, are agents of the Company for the purpose of the Company’s business, and the actions of the officers taken in accordance with such powers shall bind the Company.

7.9 Resignation; Removal. Any officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Board. Any officer may be removed as such, either with or without cause, by the Board whenever in its judgment the best interests of the Company shall be served thereby; provided that such removal shall be without prejudice to the contract rights, if any, of the individual so removed. Designation of an officer shall not of itself create contract rights. Any vacancy occurring in any office of the Company may be filled by the Board.

7.10 Duties of Officers Generally. Each officer shall owe to the Company and its Members the same duties of care and loyalty that such individuals would owe to a corporation and its stockholders as an officer thereof under the laws of the State of Delaware.

ARTICLE VIII

MEMBERS

8.1 [Intentionally Omitted].

8.2 Membership Status. After a permitted Transfer of Units in accordance with Article XII by a Member, such Member shall not be entitled to any Distributions or payments of any kind from the Company with respect to such Units and shall no longer be considered a Member with respect to such Units for any purposes.

8.3 No Participation in Management. Subject to Section 8.10, the management of the business and affairs of the Company shall be vested in whole in the Board in accordance with Article VI of this Agreement. Except with respect to the execution and filing of the Certificate, as otherwise specifically provided by this Agreement or required by the Act, no Member, acting solely in the capacity of a Member, shall be an agent of the Company or have any authority to act for or bind the Company.

8.4 Meetings. A regular annual meeting of the Members may be held without notice on the second Wednesday in the month of December in each year, beginning with the year 2009, or on such other day as shall be fixed by the Board. If the day fixed for the annual meeting shall be a legal holiday in the State of Delaware, such meeting shall be held on the next succeeding business day. The Board may provide, by resolution fixing the time and place thereof, for the holding of additional regular meetings, which may thereafter be held at the designated time and place, without further notice thereof to the Members. Special meetings of the Members which may be held for any purpose or purposes, may be called by the Chairman of the Board or by the Chief Executive Officer, by the Board, or by Members owning at least fifty percent (50%) of either the outstanding Class A Units or the Class A-1 Units.

8.5 Place of Meetings. The Board or the Member or Members calling such meeting may designate any place in Yolo County, California or such other place as shall be determined by the Board as the place of meeting for any meeting of the Members.

8.6 Notice of Meetings. Written or printed notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called, shall be delivered to each Member not less than three (3) nor more than seventy (70) Business Days before the meeting, at the direction of the Person or Persons calling such meeting.

8.7 Spontaneous Meeting of Members. If all of the Members meet at any time and place (including telephonically) and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and any Company action which may be taken at a meeting of the Members may be taken at such meeting.

8.8 Quorum. At each meeting of the Members, the Members holding a majority of all outstanding Class A Units and Class A-1 Units entitled to vote, present in person or by proxy, shall constitute a quorum for the transaction of any business which may be taken at such a meeting. In the absence of a quorum, any Member present at such meeting in person, by proxy or by telephone shall have the power to adjourn such meeting until a quorum shall be constituted.

8.9 Voting Rights Generally. The Members shall have the voting rights associated with the Units held by such Member as provided in this Agreement. When a vote is required by the Members, each Member shall be entitled to vote as provided in Section 3.4 of this Agreement.

8.10 Special Voting Rights of Holders of Class A-1 Units. The vote of the Person or Persons holding a majority of the Class A-1 Units, voting as a class, shall be required to approve:

(a) Any Liquidation Event and any liquidation, merger or sale of substantially all or substantially all of the assets of the Company or any of its subsidiaries;

(b) Any distributions to Members, except for tax distributions pursuant to Section 5.1;

(c) Repurchases or redemptions of any Units by the Company;

(d) The sale or issuance of any Securities that would result in a change in control of the Company;

(e) Any disposition of Company assets having an aggregate value greater than $5 million;

(f) Any acquisition by the Company having a purchase price greater than $10 million;

(g) Incurring Indebtedness or agreeing to furnish a guarantee or other credit support in respect of any Indebtedness, in each case that would cause the outstanding Indebtedness of the Company and its Subsidiaries, taken as a whole, to exceed $70,000,000 on a pro forma basis after giving effect to such incurrence or agreement;

(h) Prior to December 31, 2013, the issuance of any Equity Securities of the Company;

(i) Any related party transaction except for trade contracts between the Company and FMC;

(j) Any change in the Company’s independent auditors;

(k) Any change in any significant accounting policy of the Company;

(l) Any change in or amendment to this Agreement;

(m) Any change in the compensation of any Director, the Chairman of the Board or the CEO;

(n) The selection and the terms of employment of any person selected by the Board to serve as CEO; and

(o) The issuance of any security with liquidation rights senior to, or pari passu with, the Class A-1 Units.

8.11 Manner of Acting. Unless otherwise required by the Act or this Agreement, the affirmative vote of a majority of the Units entitled to vote represented at a meeting at which the quorum is present shall constitute the act of the Members. With respect to any matters put to a vote by a separate Class of Units, the affirmative vote of a majority of the Holders of Units of such Class entitled to vote represented at a meeting at which a quorum is present shall constitute the act of such Class.

8.12 Proxies. A Member, at any meeting of Members, may vote either in person or by proxy executed in writing by the Member or by the Member’s duly authorized attorney in fact. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only so long as, it is coupled with an interest sufficient in law to support an irrevocable power of attorney. The interest with which it is coupled need not be an interest in the Company. Proxies shall be filed with the Secretary of the Company before or at the time of such meeting.

8.13 Written Actions. Any action required to be, or which may be, taken by Members may be taken without a meeting if consented thereto in a writing setting forth the action so taken and signed by the Members entitled to vote who are required to take such action.

8.14 Telephonic Participation in Meetings. Members may participate in any meeting through telephonic or similar communications equipment by which all Persons participating in the meeting can hear one another, and such participation shall constitute presence in person at such meeting.

8.15 Convening Members Meetings. The Chairman of the Board, or in the Chairman of the Board’s absence, the Chief Executive Officer, or in the absence of any of the foregoing, any other officer (in the order of seniority in the time served in any one or more officer positions) shall call meetings of Members to order and act as chairman thereof; provided, however, that notwithstanding the foregoing, the Members present may elect the chairman of such meeting from among the Members. The Secretary shall act as secretary of all meetings of Members, but in the absence of the Secretary, or if the Secretary is serving as chairman, the chairman may appoint any person to act as secretary.

8.16 Persons Who May Vote Certain Units. Units standing in the name of another limited liability company, domestic or foreign, may be voted by such member, manager, officer, agent or proxy as the operating agreement or equivalent instrument of such limited liability company may prescribe, or in the absence of a governing provision, as the managers or members vested with management of such limited liability company shall determine. Units standing in the name of a corporation, domestic or foreign, may be voted by such officer, agent, or proxy as the bylaws of such corporation may prescribe or, in the absence of a governing provision, as the board of directors of such corporation may determine.

8.17 Confidentiality. Each Member acknowledges that during the term of this Agreement, the Member may have access to or become acquainted with trade secrets, proprietary information and confidential information belonging to the Company including, but not limited to, information concerning business plans, operating practices and methods, expansion plans, strategic plans, marketing plans, contracts, customer lists or other business documents which the Company treats as confidential (collectively, “Confidential Information”). Each Member agrees to maintain the confidentiality of all proprietary, nonpublic information, documents and materials relating to the business of the Company, any subsidiaries, any of their Affiliates or any Member which such Member now or in the future may possess, except to the extent disclosure of any such information is required by law or authorized by the Company or reasonably occurs in connection with disputes under this Agreement and, except to the extent the information becomes generally available to the public, through no fault of such Member, is released with the Company’s written consent or is necessary to perform such Member’s obligations under this Agreements. Upon expiration or other termination of a Member’s interest in the Company, that Member may not take any of the Confidential Information, and that Member shall promptly return to the Company all Confidential Information in that Member’s possession or control.

8.18 Withdrawal. No Member shall have the right to withdraw from the Company at any time without the consent of the Board.

8.19 Acknowledgment Regarding Outside Businesses and Opportunities.

(a) Notwithstanding anything in this Agreement or any other Transaction Document to the contrary, each of the Company and the Members acknowledges and agrees that FMC and its Affiliates (i) have made, prior to the date hereof, and are expected to make, on and after the date hereof, investments (by way of capital contributions, loans or otherwise), and (ii) have engaged, prior to the date hereof, and are expected to engage, on and after the date hereof, in other transactions with and with respect to, in each case, Persons engaged in businesses that directly or indirectly compete with the business of the Company and its Subsidiaries as conducted from time to time. Except as otherwise expressly set forth in Section 8.19(b), the Company and the Members agree that any involvement, engagement or participation of FMC and its Affiliates (including any FMC Director) in such investments, transactions and businesses, even if competitive with the Company, shall not be deemed wrongful or improper or to violate any duty express or implied under applicable Law.

(b) The Company and each Member hereby renounce any interest or expectancy in any business opportunity, transaction or other matter in which FMC and its Affiliates (other than the Company and its subsidiaries) participates or desires or seeks to participate and that involves any aspect of the oil and gas industry or any other industry or business (each, a “Business Opportunity”) other than a Business Opportunity that (i) is presented to an FMC Director solely in such individual’s capacity as an FMC Director (whether at a meeting of the Board or otherwise) and with respect to which none of FMC or any of its Affiliates (other than the Company and its subsidiaries) has independently received notice or is otherwise pursuing or aware of such Business Opportunity or (ii) is identified to an FMC Director solely through the disclosure of information by or on behalf of the Company to such FMC Director and with respect to which none of FMC or any of its Affiliates (other than the Company and its subsidiaries) has independently received notice or is otherwise pursuing or aware of such Business Opportunity (each Business Opportunity other than those referred to in clauses (i) or (ii) of this section are referred to as a “Renounced Business Opportunity”). None of either FMC or any of its Affiliates (including any FMC Director) shall have any obligation to communicate or offer any Renounced Business Opportunity to the Company, and FMC and any of its Affiliates may pursue for itself, or direct, sell, assign or transfer to a Person other than the Company, any Renounced Business Opportunity.

(c) Each of the Company and the Members hereby agrees that any claims against, actions, rights to sue, other remedies or other recourse to or against FMC and its Affiliates (including any FMC Director) for or in connection with any such investment activity or other transaction activity or other matters described in Section 8.19(a) or (b), whether arising in common law or equity or created by rule of law, statute, constitution, contract (including this Agreement or any other Transaction Document) or otherwise, are expressly released and waived by the Company and each Member, in each case to the fullest extent permitted by Law; provided, however, that this Section 8.19(c) does not release or waive any claim by the Company or any Member with respect to matters described in clauses (i) and (ii) of Section 8.19(b).

(d) Notwithstanding anything in this Agreement or any other Transaction Document to the contrary, each of the Company and the Members acknowledges and agrees that FMC and its Affiliates (including the FMC Directors) have obtained, prior to the date hereof, and are expected to obtain, on and after the date hereof, confidential information from other companies in connection with the activities and transactions described in Section 8.19(a) or otherwise. Each of the Company and the Members hereby agrees that (i) none of FMC or any of its Affiliates (including the FMC Directors) has any obligation to use in connection with the business, operations, management or other activities of the Company or to furnish to the Company or any Member any such confidential information, and (ii) that any claims against, actions, rights to sue, other remedies or other recourse to or against FMC or any of its Affiliates (including the FMC Directors) for or in connection with any such failure to use or to furnish such confidential information, whether arising in common law or equity or created by rule of law, statute, constitution, contract (including this Agreement or any other Transaction Document) or otherwise, are expressly released and waived by the Company and each Member, to the fullest extent permitted by Law.

(e) Notwithstanding anything in this Agreement or any other Transaction Document to the contrary, FMC acknowledges and agrees that FMC and its Affiliates (including the FMC Directors) have obtained, prior to the date hereof, and are expected to obtain, on and after the date hereof, Confidential Information from the Company. FMC hereby agrees that none of FMC or any of its Affiliates (including the FMC Directors) will use in connection with the business, operations, management or other activities of FMC or any of its Affiliates (including the FMC Directors) or any of its investment opportunities, or furnish to any Person associated with other companies encountered by FMC in connection with the activities and transactions described in Section 8.19(a) or otherwise, any such Company Confidential Information, except pursuant to Section 8.17.

ARTICLE IX

EXCULPATION AND INDEMNIFICATION

9.1 Exculpation. No Covered Person shall be liable to the Company or to any officer or Member for any loss suffered by the Company unless such loss is caused by such Covered Person’s gross negligence, willful misconduct, intentional violation of law or material breach of this Agreement. No Covered Person shall be liable for errors in judgment or for any acts or omissions that do not constitute gross negligence, intentional misconduct, knowing violation of law or material breach of this Agreement. Any Covered Person acting for, on behalf of, or in relation to, the Company in respect of any transaction, any investment or any business decision or action, or otherwise, may consult with counsel and accountants in respect of Company affairs, and provided such Covered Person acts in good faith reliance upon the advice or opinion of such counsel or accountants, such Covered Person shall not be liable for any loss suffered by the Company in reliance thereon.

9.2 Right to Indemnification. Subject to the limitations and conditions as provided in this Article IX, each Covered Person (regardless of such person’s capacity and regardless of whether another Covered Person is entitled to indemnification) who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative (hereinafter, a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, in each case in connection with the activities of the Company or its Subsidiaries shall be indemnified by the Company to the fullest extent permitted under applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against judgments, penalties, fines, settlements and reasonable expenses (including, without limitation, attorneys’ fees) actually incurred by such Covered Person in connection with such Proceeding; provided that (a) such Covered Person’s course of conduct was pursued in good faith and believed by him to be in the best interests of the Company and (b) such course of conduct did not constitute gross negligence, intentional misconduct, or knowing violation of law on the part of such Covered Person and otherwise was materially in accordance with the terms of this Agreement. Indemnification under this Article IX shall continue with respect to a Covered Person who has ceased to serve in the capacity which initially entitled such Covered Person to indemnity hereunder. The rights granted pursuant to this Article IX shall be deemed contractual rights, and no amendment, modification or repeal of this Article IX shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Article IX could involve indemnification for negligence. Notwithstanding the foregoing, no indemnification pursuant to this Section 9.2 shall be available to any Covered Person with respect to its obligations incurred pursuant to any agreement other than this Agreement, including without limitation the other Transaction Documents, or with respect to any actions taken by any such Person if such Person was acting on behalf of itself or was not solely acting in the capacity that gave rise to its status as a Covered Person.

9.3 Advance Payment. The right to indemnification conferred in this Article IX shall include the right to be paid or reimbursed by the Company the reasonable expenses incurred by a Covered Person of the type entitled to be indemnified under Section 9.2 who was, is or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Covered Person’s ultimate entitlement to indemnification; provided that the payment of such expenses incurred by any such Covered Person in advance of the final disposition of a Proceeding shall be made only with the approval of the Board and upon delivery to the Company of a written affirmation by such Covered Person of the Covered Person’s good faith belief that the Covered Person has met the standard of conduct necessary for indemnification under Article IX and a written undertaking, by or on behalf of such Covered Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified Covered Person is not entitled to be indemnified under this Article IX or otherwise.

9.4 Indemnification of Employees and Agents. The Company may indemnify and advance expenses to any Person, as determined by the Board, by reason of the fact that such Person was an employee or agent of the Company or is or was serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another Entity, foreign or domestic, or other enterprise against any liability asserted against the Person and incurred by the Person in such a capacity or arising out of the Person’s status as such a Person to the same extent that the Company shall indemnify and advance expenses to Directors and officers under this Article IX.

9.5 Appearance as a Witness. Notwithstanding any other provision of this Article IX, the Company may pay or reimburse reasonable out-of-pocket expenses incurred by a Director, officer or employee in connection with such Person’s appearance as a witness or other participation in a Proceeding related to or arising out of the business of the Company at a time when the Person is not a named defendant or respondent in the Proceeding.

9.6 Non-exclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article IX shall not be exclusive of any other right which a Director, officer or other Person indemnified pursuant to this Article IX may have or hereafter acquire under any law (common or statutory), provision of the Certificate or this Agreement, separate contractual arrangement, vote of the Holders of a majority of the Class A Units and Class A-1 Units or a majority of the Directors or otherwise.

9.7 Insurance. The Company may purchase and maintain insurance, at its expense, to protect itself and any Person who is or was serving as a Director, officer, employee or agent of the Company or is or was serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another Entity, foreign or domestic, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under this Article IX.

9.8 Savings Clause. If this Article IX or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Director, officer or any other Person indemnified pursuant to this Article IX as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the fullest extent permitted by any applicable portion of this Article IX that shall not have been invalidated and to the fullest extent permitted by applicable law.

9.9 Transactions Between the Company and the Members. Notwithstanding that it may constitute a conflict of interest and subject to Section 8.19, the Members or their Affiliates may engage in any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or rendering of any service or the establishment of any salary, other compensation or other terms of employment) with the Company so long as such transaction is approved in advance by a majority of the disinterested Directors on the Board.

ARTICLE X

TAXES

10.1 Tax Returns. The Board shall cause to be prepared and filed all necessary federal, state, local or foreign income tax returns for the Company, including making any tax elections the Board may deem appropriate and in the best interests of the Company. Each Member shall furnish to the Board all pertinent information in its possession relating to Company operations that is necessary to enable the Company’s income tax returns to be prepared and filed in accordance with applicable law.

10.2 Tax Matters Partner. The Board shall designate a Member as, and have the power to replace at any time, the “tax matters partner” of the Company pursuant to Section 6231(a)(7) of the Code. The initial tax matters partner designated by the Board is Schilling Robotics, Inc. Any Member who is designated “tax matters partner” (a) shall take such action as may be necessary to cause each other Member to become a “notice partner” within the meaning of Section 6223 of the Code, (b) shall inform each other Member of all significant matters that may come to its attention in its capacity as “tax matters partner” by giving notice thereof on or before the fifth (5th) Business Day after becoming aware thereof and, within that time, shall forward to each other Member copies of all significant written communications the tax matters partner may receive in that capacity and (c) may not take any action contemplated by Sections 6222 through

6232 of the Code without the consent of the Board. The preceding sentence does not authorize any Member acting as tax matters Partner (or any other Member) to take any action left to the determination of an individual Member under Sections 6222 through 6232 of the Code.

10.3 Certain Tax Matters. Notwithstanding anything contained in this Agreement to the contrary (other than Section 5.5(b)), (i) except as otherwise provided herein, all tax elections and allocations must be approved by a majority of the Board; provided that no elections shall be made to treat the Company as anything other than a partnership for U.S. federal, state or local income tax purposes; (ii) unless otherwise agreed to by the FMC Director, the Company shall elect to use the remedial method of allocation pursuant to Treas. Reg. § 1.704-3; and (iii) the Company shall make the election provided for in Section 754 of the Code effective for the period that includes the Effective Date.

ARTICLE XI

BOOKS, REPORTS AND COMPANY FUNDS

11.1 Maintenance of Books. Except as may be required to compute Capital Accounts under this Agreement, the Company shall keep appropriate books and records of accounts in accordance with the method used by the Company under the Code and also in accordance with generally accepted accounting principles (GAAP) and shall keep appropriate minutes of the proceedings of its Members, the Board and its committees.

11.2 Reports.

(a) The Company shall deliver to each Director periodic financial statements, annual audited financial statements, and annual budgets and other financial reports requested by the Board.

(b) The Company shall deliver:

(i) to the Holders of Units, no later than 75 days after the end of the Company’s Fiscal Year, an audited balance sheet as of the end of such Fiscal Year and audited statements of income and cash flows for such Fiscal Year, such year-end financial reports to be in reasonable detail and prepared in accordance with GAAP, and

(ii) to each Holder of at least 5 Class A-1 Units, (A) no later than 45 days after the end of each calendar quarter, an unaudited balance sheet as of the end of each such quarterly period, and unaudited statements of income and cash flows for such period, all in reasonable detail and prepared in accordance with GAAP, except that they may not contain all of the footnotes that are required by GAAP, and are subject to changes resulting from year-end audit adjustments and (B) within 30 days following the beginning of each fiscal year, a budget and business plan for such fiscal year, prepared on a monthly basis, including balance sheets, income statements and statements of cash flows for such months, and as soon as prepared, any other budgets or revised budgets prepared by the Company.

This Section 11.2(b) shall terminate and be of no further force and effect (x) immediately prior to the closing of the Company’s (or a successor Entity’s) first Qualified Public Offering, (y) if and when the Company shall become subject to the periodic reporting requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or (z) a Liquidation Event.

(c) The Company shall use reasonable efforts to deliver or cause to be delivered, within 90 days after the end of each Fiscal Year, to each Person who was a Member at any time during such Fiscal Year all information necessary for the preparation of such Person’s U.S. federal and state income tax returns.

11.3 Unit Register. The Secretary shall maintain a register of all of the Members, setting forth next to the name of each the type and number of Units owned by such Member, and a register of the owners of any rights (including warrant and conversion rights, if any) for Units. Such registers shall be maintained at the Company’s principal place of business, and each Director, Member or such Person’s duly authorized representative shall have the right to inspect and copy such registers upon reasonable notice, at all reasonable times during business hours.

11.4 Company Funds. Pending use in the business of the Company or distribution to the Members, the funds of the Company may, in the discretion of the Board, be deposited in a bank account or accounts, or invested in the following interest-bearing taxable or nontaxable investments: checking and savings accounts, certificates of deposit and time or demand deposits in commercial banks, U.S. government securities, securities fully guaranteed by U.S. government agencies, bankers’ acceptances, securities issued by money market mutual funds, savings and loan association deposits, deposits in members of the Federal Home Loan Bank System, or commercial paper, rated A-I or better by Standard & Poor’s Corporation or Prime-I or better by Moody’s Commercial Paper Division of Moody’s Investor Services, Inc., or the successor to either of them; provided that the Board shall not make any such deposits or investments that would require registration of the Company under the Investment Company Act of 1940. Such funds shall not be commingled with funds of any other Person. Withdrawal of funds shall be made upon such signatures as the Board may designate.

ARTICLE XII

EQUITY HOLDER RIGHTS AND RESTRICTIONS ON TRANSFER

12.1 Transfers Restricted. No Member may Transfer any of its Membership Interest without the consent of the remaining Members. The foregoing restriction shall not apply to (a) the transfer by Newco LLC of its Membership Interest to Inc. pursuant to the Securities Purchase Agreement, (b) any transaction giving rise to a Bring Along Right or Tag Along Right pursuant to the Unitholders Agreement and (c) any pledge, mortgage, hypothecation or grant of a security interest in connection with a credit agreement or other secured financing entered into by a Member.

12.2 Transfer by Member. In addition to the requirements set forth elsewhere in this Article XII, no Transfer by a Member of all or part of its Membership Interest, pursuant to Section 12.1, whether or not for value, shall be effective unless: (i) such Transfer is made in form reasonably satisfactory to the Board; and (ii) the transferor, transferee, and (if necessary) other Members have executed all such certificates and other documents and performed all such acts as the Board deems reasonably necessary to effect a valid transfer and to preserve the rights, status and existence of the Company.

12.3 Void Transfers. Any Transfer by any Member of any Membership Interest or other interest in the Company in violation of this Agreement (including, without limitation, the failure of the transferee to execute a counterpart to this Agreement) or which would cause the Company to not be treated as a partnership for U.S. federal income tax purposes shall be void and ineffective and shall not bind or be recognized by the Company or any other party. No purported assignee shall have any right to vote on any matter or any right to any profits, losses or Distribution, receive reports or other information or to inspect the records, of the Company.

ARTICLE XIII

DISSOLUTION, LIQUIDATION AND TERMINATION

13.1 Dissolution. The Company shall be dissolved and its affairs shall be wound upon the first to occur of the following:

(a) The affirmative vote of a majority of the Directors and the affirmative vote of a majority of the outstanding Class A and a majority of the outstanding Class A-1 Units, voting as separate classes;

(b) The incorporation of the Company pursuant to Article XIV;

(c) The occurrence of a Liquidation Event; or

(d) The entry of a decree of judicial dissolution of the Company under the Act.

The death, retirement, resignation, expulsion, withdrawal, bankruptcy or dissolution of any Member shall not cause a dissolution of the Company and thereafter the Company shall continue its existence.

13.2 Liquidation and Termination.

(a) On dissolution of the Company, the Directors shall appoint a Person or Persons to act as liquidator(s). The liquidator(s) shall proceed diligently to wind up the affairs of the Company and make final Distributions as provided herein and in the Act. The costs of liquidation shall be borne as a Company expense. Until final Distribution, the liquidator(s) shall continue to operate the Company properties with all of the power and authority of the Members. The steps to be accomplished by the liquidator(s) are as follows:

(i) as promptly as possible after dissolution and again after final liquidation, the liquidator(s) shall cause a proper accounting to be made by one of the five largest accounting firms in the United States (or such other independent accounting firm approved by the Board) of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(ii) the liquidator(s) shall cause the notice described in the Act to be mailed to each known creditor of and claimant against the Company in the manner described thereunder;

(iii) the liquidator(s) shall pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company (including, without limitation, all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including, without limitation, the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidator(s) may reasonably determine); and

(iv) all remaining assets of the Company shall be sold and the cash proceeds therefrom shall be distributed to the Members as follows:

(A) First, to the Class A-1 Unit Holders based on their respective Class A-1 Units until the aggregate amount distributed pursuant to this Section 13.2(a)(iv)(A) equals the Class A-1 Unit Liquidation Preference;

(B) Next, to the Class A Unit Holders based on their respective Class A Units an amount equal to the aggregate of the FMC Liquidation Preference, the Inc. Liquidation Preference and the Newco LLC Liquidation Preference until FMC has received the FMC Liquidation Preference, Inc. has received the Inc. Liquidation Preference and Newco LLC has received the Newco LLC Liquidation Preference pursuant to this Section 13.2(a)(iv)(B), provided that in the event the amount available for distribution hereunder is less than such aggregate amount, pro rata among the Class A Unit Holders based on their respective Class A Units; and

(C) The remainder, pro rata among Class A-1 Unit Holders and Class A Unit Holders , based on their respective Units held.

(b) All Distributions to the Members under this Section 13.2 shall be made, as determined by the Board, in cash and/or Securities, and such Distribution of cash and/or Securities to a Member in accordance with the provisions of this Section 13.2 shall constitute a complete return to the Member of its Capital Contributions and a complete Distribution to the Member of the Member’s interest in the Company and all of the Company’s property and constitutes a compromise to which all Members have consented within the meaning of the Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

13.3 Cancellation of Certificate. On completion of the Distribution of Company assets as provided above, the Company shall be deemed to have terminated and the liquidator(s) (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation and such other documentation with the Secretary of State of Delaware as may be necessary to terminate the Company, cancel any other filings made pursuant to Section 2.5 and take such other actions as may be necessary to terminate the Company.

ARTICLE XIV

SECTION 351 TRANSACTION

14.1 Incorporation. Upon either:

(a) Upon either:

(i) The approval of the Board of a plan to incorporate the Company (the “Incorporation Plan”), provided that prior to December 31, 2013, approval of the Holders of a majority of the Class A-1 Units shall also be required, or

(ii) The approval of an Incorporation Plan by the Holders of a majority of the Class A Units, provided that prior to December 31, 2013, approval of the holders of a majority of the Class A-1 Units shall also be required, each Member will transfer such Member’s Units to a corporation specifically formed for such purpose (the “Corporation”) in exchange for stock of the Corporation in a transaction intended to qualify under Section 351 of the Code, (the “Section 351 Transaction”). In the Section 351 Transaction, the Corporation shall issue its stock to the Members in accordance with their respective Units, without regard to class. Each Member shall consent to and raise no objections against, and shall take all necessary and desirable actions in connection with the consummation of the Section 351 Transaction. In the case of a Member that is a corporation, the Member may, in lieu of transferring all of its Units to the Corporation, cause all of its shareholders to transfer all of their shares of stock in the Member to the Corporation.

(b) In the event that the Company is incorporated pursuant to this Section 14.1 but does not effect a Qualified Public Offering immediately thereafter, then the respective rights, preferences, privileges and restrictions of the Class A Unit and the Class A-1 Units as they substantially exist under this Agreement and the Unitholders Agreement shall continue and be in effect in such successor corporation. Further, the Members of the Company, who shall become stockholders of such successor corporation that does not effect a Qualified Public Offering immediately after such incorporation, hereby agree and acknowledge that they shall, upon such incorporation of the Company, enter into a stockholder agreement containing substantially the same rights, preferences, privileges and restrictions with respect to voting as exist in this Agreement and the Unitholders Agreement.

14.2 Expenses and Other Matters. The Company shall pay any and all organizational, legal and accounting expenses and filing fees incurred in connection with the Section 351 Transaction (including, without limitation, any fees related to a filing under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended). The Corporation shall issue its stock in the Section 351 Transaction in accordance with the Incorporation Plan, which shall specify the classes of stock for which the Units (or shares of stock of a Member that is a corporation, as applicable) shall be exchanged and which shall attach as an exhibit the form of organizational document which shall set forth the rights and privileges of such classes of stock. In addition, the Incorporation Plan shall attach as exhibits such other documents and agreements as the Board determines shall be necessary, if any, to confer the rights, privileges, preferences and obligations conferred on the holders of Units in this Agreement on the holders of such classes or series of stock which shall be issued in exchange for such Units.

ARTICLE XV

GENERAL PROVISIONS

15.1 Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be given either by depositing that writing in the United States mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested or by delivering that writing to the recipient in person, by reputable overnight courier, or by facsimile transmission; and a notice, request, or consent given under this Agreement is effective on receipt by the Person to whom it was sent. All notices, requests and consents to be sent to a Member must be sent to or made at the address given for that Member on the books and records of the Company, or such other address as that Member may specify by notice to the other Members. Any notice, request, or consent to the Company or the Board must be given to the Board at the following address:

Schilling Robotics, LLC

201 Cousteau Place

Davis, California 95618-5412

Attention: Chairman

Facsimile: (530) 753-8092

Whenever any notice is required to be given by law, the Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

15.2 Entire Agreement. This Agreement and the Securities Purchase Agreement constitute the entire agreement of the Members and their Affiliates relating to the Company and supersede all prior contracts or agreements with respect to the Company, whether oral or written.

15.3 Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute of limitations period has run.

15.4 Amendment, Modification or Waiver. Except as otherwise expressly provided herein, this Agreement may be amended, modified or waived from time to time only by a written instrument executed and agreed to by the Members holding a majority of the Class A-1 Units and the Members holding a majority of the Class A Units then outstanding, voting as separate classes; provided, however, that the Board may amend and modify the provisions of this Agreement and the books and records of the Company to the extent necessary to reflect the issuance of new Units or other interests in the Company as permitted in accordance with this Agreement and to comply with applicable law.

15.5 Binding Effect. Subject to the restrictions on Transfers set forth in this Agreement, this Agreement is binding on and shall inure to the benefit of the Members and their respective heirs, legal representatives, successors and assigns.

15.6 Governing Law; Severability. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement, and all issues and questions concerning the relative rights of the Company and its Members, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law, rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances are not affected thereby and that provision shall be enforced to the greatest extent permitted by law.

15.7 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and the transactions contemplated hereby.

15.8 Waiver of Certain Rights. Each Member irrevocably waives any right such Member may have to (a) demand any Distributions (other than, before such Member has resigned or withdrawn from the Company, Distributions required pursuant to Section 5.1 and 13.2 hereof) or withdrawal of property from the Company (whether upon resignation, withdrawal or otherwise) or (b) maintain any action for dissolution of the Company or for partition of the property of the Company except upon dissolution of the Company pursuant to Article XIII hereof.

15.9 Indemnification and Reimbursement for Payments on behalf of a Member. If the Company is obligated under applicable law to pay any amount to a governmental agency because of a Member’s status as a member of the Company or for federal or state withholding taxes on payments made to a Member, other than due to the Company’s actions or inactions, then such Member (the “Indemnifying Member”) shall indemnify the Company in full for the entire amount paid (including, without limitation, any interest, penalties and expenses associated with such payments). The amount to be indemnified shall be charged against the Capital Account of the Indemnifying Member and, at the option of the Board, either:

(a) promptly upon notification of an obligation to indemnify the Company, the Indemnifying Member shall make a cash payment to the Company equal to the full amount to be indemnified (and the amount paid shall be added to the Indemnifying Member’s Capital Account but shall not be treated as a Capital Contribution), or

(b) the Company shall reduce Distributions which would otherwise be made to the Indemnifying Member, until the Company has recovered the amount to be indemnified (and, notwithstanding Section 4.1, the amount withheld shall not be treated as a Capital Contribution).

15.10 Notice to Members of Provisions. By executing this Agreement, each Member acknowledges that it has actual notice of (a) all of the provisions hereof (including, without limitation, the restrictions on transfer set forth in Article XII) and (b) all of the provisions of the Certificate.

15.11 Counterparts. This Agreement may be executed in multiple counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

15.12 Dispute Resolution.

(a) In the event of any dispute or disagreement among any of the Parties as to the interpretation of any provision of this Agreement or the performance of obligations hereunder, after good faith negotiation by the Parties, any Party may, by written notice to the other Parties, demand arbitration of the matter, and such arbitration shall be administered by the Center for Public Resources Institute for Dispute Resolutions (“CPR”) in accordance with its then prevailing Rules for Non-Administered Arbitration of Business Disputes, by an arbitrator or arbitrators as selected and described in Section 15.12(b). The arbitrator(s) shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the Parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing Parties about the subject matter of the dispute. The arbitrator(s) shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including, without limitation, attorneys’ fees and costs, to the same extent as a court of competent jurisdiction, should the arbitrator(s) determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator(s) shall be written, shall be in accordance with applicable law, including, without limitation, the United States Arbitration Act, 9 U.S.C. §1 et. seq. (the “USAA”), and with this Agreement, and shall be supported by written findings of fact and conclusions of law which shall set forth the basis for such decision. The decision of the arbitrator(s) shall be final and not subject to judicial review and judgment thereon may be entered in any court of competent jurisdiction, and the Parties shall be entitled to act in accordance with such decision.

(b) For all disputes for which the aggregate disputed dollar amount is equal to or less than $3,000,000, the Parties shall agree upon a single arbitrator to oversee such dispute. If the Parties cannot agree on such arbitrator within 20 days after submitting the dispute for arbitration, then the dispute shall be managed by a single independent arbitrator to be chosen by the CPR. For all disputes for which the aggregate disputed dollar amount exceeds $3,000,000, such dispute shall be managed and ruled upon by a panel of three arbitrators. FMC, on the one hand, and the Schilling Parties, on the other hand, shall each name one of the arbitrators, and the third arbitrator shall be chosen by FMC and the Schilling Parties or, if FMC and the Schilling Parties cannot agree on such arbitrator within 20 days after submitting the dispute for arbitration, then the third arbitrator shall be an independent arbitrator selected by the CPR.

(c) Any arbitration under this Section 15.12 shall be governed by the USAA and shall be held in Delaware. The non-prevailing Party to an arbitration shall pay its own expenses, the fees of the arbitrator, any fees and expenses of the CPR, and the expenses, including attorneys’ fees and costs, reasonably incurred by the other Party to the arbitration.

15.13 Waiver of Jury Trial. The Members waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement or any dealings between them relating to the subject matter of this Agreement and the relationship that is being established. The Members also waive any bond or surety or security upon such bond which might, but for this waiver, be required of any of the other parties. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. The Members acknowledge that this waiver is a material inducement to enter into a business relationship, that each has already relied on their waiver in entering into this Agreement and that each will continue to rely on the waiver in their related future dealings. The Members further warrant and represent that each has reviewed this waiver with its or his, as the case may be, legal counsel, and that each knowingly and voluntarily waives its or his, as the case may be, jury trial rights following consultation with legal counsel. This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and the waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement or to any other documents or agreements relating to the transaction contemplated hereby. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

15.14 Parties in Interest. Except as expressly provided in the Act, nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any Persons other than the Members and their respective successors and assigns nor shall anything in this Agreement relieve or discharge the obligation or liability of any other Person to any party to this Agreement, nor shall any provision give any other Person any right of subrogation or action over or against any party to this Agreement.

ARTICLE XVI

POWER OF ATTORNEY

Each Member irrevocably constitutes and appoints any Person who is the Chief Executive Officer of the Company, for so long as the Person shall remain as such Chief Executive Officer, as the true and lawful attorney-in-fact of such Member with full power and authority in the name, place and stead of such Member to do any or all of the following:

(A) To execute, record and file all documents and instruments including an amendment of this Agreement, which may be necessary to provide for any or all of carrying out the Incorporation Plan, accomplishing the admission of any Person as a Member pursuant to this Agreement and any admission described or provided for in any or all of Sections 3.5, 4.2 and Section 4.3;

(B) To execute any amendment to this Agreement approved in accordance with the terms of this Agreement;

(C) To document any Transfer permitted under this Agreement; and

(D) To document the incorporation of the Company pursuant to Section XIV.

The foregoing power of attorney is coupled with an interest, shall be irrevocable, and shall survive the transfer by any Member of the whole or any portion of such Member’s Membership Interest. This power of attorney shall not be affected by the disability of the Member.

(Signature Pages Follow)

SCHILLING ROBOTICS, LLC

COUNTERPART SIGNATURE PAGE TO

AMENDED AND RESTATED OPERATING AGREEMENT

Reference is made to that certain Amended and Restated Operating Agreement of Schilling Robotics, LLC (the “Company”) dated as of                                 , a copy of which is attached hereto (as amended and in effect from time to time, the “Operating Agreement”). Capitalized terms used herein without definition shall have the respective meanings ascribed thereto in the Operating Agreement.

The undersigned, hereby agrees that, the undersigned is a Holder of Units of the Company, as set forth below, and is entitled to all of the benefits under, and is subject to all of the obligations, restrictions and limitations set forth in, the Operating Agreement that are applicable to the Holders of the same Class (or Classes) of Units that I hold. This Counterpart Signature Page shall take effect and shall become a part of the Operating Agreement immediately upon the signature of the undersigned as a Holder of Units of the Company.

Executed as of the date set forth below under the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive laws of any other state.

ENTITY MEMBER:

Name of Member (Print)

By:
Name:
Title:

Number of Units

Class A
Class A-1

Address:

Schedule A

Board of Directors

Tyler Schilling, Chairman	(Director elected by Holders of Class A Units)

Philip Otto	(Director elected by Holders of Class A Units)

Hobart McK. Birmingham	(Director elected by Holders of Class A Units)

J. Taft Symonds	(Director elected by Holders of Class A Units)

John T. Gremp	(Director elected by Holders of Class A-1 Units)

William H. Schumann, III	(Director elected by Holders of Class A-1 Units)

Schedule B

Officers

Tyler Schilling, Chairman, Chief Development Officer and Secretary

Philip Otto, President and Chief Executive Officer

Wes Gerriets, Senior Vice President, Manipulator Sales

John Kehoe, Senior Vice President and Chief Financial Officer

Paul Whalen, Senior Vice President, Operations

Jason Stanley, Vice President, Global Sales

Steve Callori, Vice President, Engineering

Randy Dusseau, Vice President, Manipulator Manufacturing

Mike Gyorfi, Vice President, Systems Manufacturing

Clay Cottingham, Vice President, Customer Service

Gil Llacuna, Vice President and Corporate Controller

Sally Larocca, Vice President, Human Resources

George Shirreffs, Managing Director, Schilling Robotics Ltd, North Sea Operations

Schedule C

Competitors/Customers

Triton Group or its member companies

•	Perry Slingsby Systems
•	Sub Atlantic
•	Etc.

Soil Machine Dynamics

International Submarine Engineering

Kyst Design

Eastar

Kraft Telerobotics

Hydro-Lek

Oceaneering

Saipem

Subsea 7 (Siem Offshore)

Fugro

Bourbon Offshore

Edison Chouest Offshore

Acergy

Allseas

Expro Group

Schlumberger

Exhibit A

Form of Indemnification Agreement